FOR IMMEDIATE RELEASE



          GIANT GROUP, LTD. ANNOUNCES AGREEMENT TO ACQUIRE PERISCOPE SPORTSWEAR, INC.


          December 4, 1998 - GIANT GROUP, LTD. (NYSE: GPO) announced today that it has signed a definitive agreement to acquire Periscope Sportswear, Inc. Under the terms of the agreement, GIANT will issue 953,093 shares of its Common Stock in exchange for 100% of the outstanding Common Stock of Periscope. The transaction was approved by both Boards and is expected to close prior to December 18, 1998.

          Periscope provides an extensive line of high-quality women's and children's clothing in the moderate price category to major retailers, primarily for sale under private labels. The Company is able to achieve attractive profit margins on its knit products by controlling all aspects of its production process. Approximately 80% of the Company's sales currently consist of knit products. In addition to knit products, Periscope also produces woven products and imports furnished knit and woven products. The Company's products are sold nationwide through department and specialty store chains including Charming Shoppes (Fashion Bug), Cato Stores, and Goody's and through mass merchants including Kmart, Montgomery Ward, Sears, Costco and Kohl's. For the year ending December 31, 1998, Periscope expects to achieve net sales of approximately $80 million. In May 1996, Periscope completed an $18 million leveraged recapitalization with BankBoston, N.A. and BancBoston Ventures, Inc. which will be repaid at closing.

          Burt Sugarman, Chairman and Chief Executive Officer of GIANT stated "We are extremely pleased to welcome Periscope and its founder, Glenn Sands to the GIANT family. As we have previously disclosed, GIANT has been searching for an exciting, growth oriented operating company for over two years. We now feel that our patience has been rewarded. We are impressed at Glenn's ability to grow Periscope's business over the course of many years. We are confident that the combination of GIANT's strong financial resources and Periscope's impressive track record and reputation in its industry will result in superior stock growth for our shareholders."

          Glenn Sands, who has been in the apparel industry for over 20 years, said "We are very excited about our combination with GIANT GROUP. GIANT's public company profile, financial resources and management skills will substantially accelerate our growth plan. The transaction will result in Periscope having virtually no debt and will free our people to concentrate on growing the business and pursuing select apparel related acquisitions."

          Periscope intends to grow its business by increasing sales to existing customers, expanding the Company's customer base, broadening its ladies and children's product offerings.

          Periscope's operating strategy consists of the following key elements:

               . Periscope purchases raw materials and produces goods only upon receipt of a firm commitment from a customer. Once a product is shipped to a customer, Periscope generally does not accept returns unless the product is defective or delivered late. These practices minimize Periscope's need to carry unsold inventories.

               . Periscope's products are updated versions of timeless basics, recurring styles that have a proven record of sales success with its customers. This practice allows Periscope to avoid the risks associated with more leading edge fashion lines while still capturing relatively higher gross profit margins compared to more generic apparel products priced on a commodity basis.

               . Periscope does not own any manufacturing factories and outsources the majority of its production, principally to a series of contractors located in Mexico with whom Periscope has had long standing relationships. In addition, Periscope maintains control over the entire production process of it's products, which enables it to tailor products to a customer's specific needs, offer customers rapid order turn around time, maximize fabric yields by knitting fabrics to its own specifications and maintain higher standards of quality control.

          The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by GIANT) contains statements that are forward-looking, such as statements relating to plans for future activities. Such forward-looking information involves important risks and uncertainties.



          For further information contact:

          Glenn Sands
          President and Chief Executive Officer
          Periscope Sportswear, Inc.
          Today Only 310-273-5678.  From December 7th on 201-662-1811

          Burt Sugarman
          Chairman of the Board and Chief Executive Officer
          GIANT GROUP, LTD. 310-273-5678